(COMPANY LOGO HERE)                          EXHIBIT 99


     FOR IMMEDIATE RELEASE - OCTOBER 24, 1995


     Contact:  Clifford R. Borland
               President and Chief Executive Officer
               NS Group, Inc.
               (606) 292-6809

     Newport, Kentucky -- NS Group, Inc. announced today that it expects to incur a loss before extraordinary charge for its fiscal 1995 fourth quarter ended September 30, 1995 in the range of $.40 to $.45 per share which would result in a loss for the full fiscal year, before extraordinary charge, of $.32 to $.37 per share. The Company incurred an extraordinary charge of $5.2 million, or $.38 per share, as a result of prepayment penalties incurred in connection with a fourth quarter debt refinancing. Earnings before interest, taxes, depreciation and amortization (EBITDA) is estimated to be $0.5 million to $1.5 million for the fourth fiscal quarter and $30 million to $31 million for the full fiscal year.

     As the Company previously announced on September 29, 1995, numerous unexpected operational problems were encountered in the fourth quarter, principally at the Company's welded tubular facilities at Newport. C.R. Borland, President and Chief Executive Officer commented "Newport's melt shop incurred an unusual number of unplanned outages during the quarter related to equipment breakdowns, lightning strikes and power curtailments due to weather conditions. As a result, steel production volume was significantly affected, limiting availability of steel to the hot strip mill and pipe mills. Downtime throughout all of Newport's operations resulted in poor efficiencies, increased maintenance costs and lost sales opportunities during the quarter. Also impacting the quarter at Newport was a write down of scrap inventory resulting from year end physical inventory counts. While we believe certain of the operational issues at Newport were unusual, non-recurring and thus behind us, we will be continuing to address maintenance issues in the first quarter of fiscal 1996. The Company is also contracting for the purchase of slabs to supplement Newport's melting operations."

     "In addition, a decline in shipments of bar product by the Company's Koppel facilities also negatively impacted the quarter. It currently appears, however, that as the new fiscal year progresses, improvements in the seamless tubular market will more than offset the negative impact of a softer bar market."

     "While the problems experienced in the fourth quarter were disappointing, EBITDA for the full fiscal year should result in an approximate 50% improvement over fiscal 1994 EBITDA, excluding a one-time gain on the sale of Kentucky Electric Steel in fiscal 1994. Year over year shipments and margins were up in fiscal 1995, and we remain optimistic that we will continue making improvements in fiscal 1996. Further, the Company's cash and liquidity position remains strong." The Company plans to release final earnings results by the second week of November.

     NS Group, Inc. is a holding company which owns four operating subsidiaries: Newport Steel Corporation, a manufacturer of welded tubular steel products and hot rolled coils; Koppel Steel Corporation, a manufacturer of seamless tubular steel products, special bar quality products and semifinished products; Erlanger Tubular Corporation, a processor of tubular products; and Imperial Adhesives, Inc., a manufacturer of industrial adhesives products. NS Group, Inc.'s common stock (symbol: NSS) is traded on the New York Stock Exchange.